Contacts:

  Community Central Bank Corp., Ray Colonius, CFO - P:586 783-4500
  raycolonius@communitycentralbank.com
  North Oakland Community Bank, Frank D. Blowers - P:586 532-0000
  Marcotte Financial Relations, Mike Marcotte - P:248 656-3873
  mike@marcotte.biz

Community Central Bank
Acquires Certain Assets & Liabilities
of North Oakland Community Bank                                        For Immediate Release

            MOUNT CLEMENS, Mich., July 9, 2003 -- Community Central Bank Corporation (NNM:CCBD), announced that its wholly owned subsidiary Community Central Bank signed a definitive agreement to purchase substantially all of the assets and liabilities of North Oakland Community Bank, one of two wholly owned subsidiary banks of Michigan Community Bancorp, Ltd. (OTCBB:MCBP).

            David A. Widlak, Chairman and CEO of Community Central Bank Corporation said, "As part of our strategic plan, we identified the Northern Oakland County region early in our process as a wonderful location to duplicate our success in both the banking and mortgage banking areas. We are delighted that we have reached an agreement with North Oakland Community Bank that we feel will be beneficial to both organizations. We will now have the opportunity to be a part of this growing area and expect that this transaction will add to our organization, expanding our franchise into a very vibrant area."

            Frank D. Blowers, President and CEO of Michigan Community Bancorp, Ltd. stated, "Both of our organizations will realize synergies from this transaction. This transaction will allow us to focus on the expansion and development of our Lakeside Community Bank in Sterling Heights, and through out Macomb County."

            Ronald R. Reed, Community Central Bank President and CEO commented, "The bank facility will continue to operate at 1467 North Rochester Road in Rochester Hills, Mich. as a branch of, and under the name of, Community Central Bank. William J. Stachnik, Community Central Bank's

more

Community Central Bank Corp.
North Oakland Bank Acquisition

Regional Vice President, will oversee the operations and sales efforts. The current branch staff will remain intact. Our bank already serves a number of customers in the area and we feel that we have the ingredients for continued success. We look forward to providing our new customers with the excellent service and products we have been delivering in Macomb County since our inception."

            Under the agreement, Community Central Bank agreed to pay North Oakland Community Bank approximately $1.3 million in premium for substantially all of its assets and liabilities.

            North Oakland Community Bank, with assets of $33 million as of March 31, 2003, is one of two banks owned by Michigan Community Bancorp. Ltd, of Sterling Heights, Mich. The holding company will continue to operate its other bank, Lakeside Community Bank.

            The consummation of the transaction is subject to regulatory approval.

            Community Central Bank Corporation, with assets of $311 million as of March 31, 2003, is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in downtown Mount Clemens in October 1996. The Bank serves businesses and consumers across Macomb and St. Clair counties with a full range of lending and deposit services. The Bank operates a Loan Center in Port Huron, Mich., serving small to medium-sized businesses in the St. Clair County area, and a mortgage subsidiary, Community Central Mortgage Company, LLC with locations in Mount Clemens, Anchorville, Dearborn, Livonia, and Warren, Mich. The Corporation's common shares trade on the Nasdaq National Market under the symbol CCBD.

more

Community Central Bank Corp.
North Oakland Bank Acquisition

            Michigan Community Bancorp, Ltd., with assets of $76 million at March 31, 2003, began operating in 1998, with two full service banks, Lakeside Community Bank and North Oakland Community Bank. Lakeside Community Bank will continue to serve its business and personal customers with loan and deposit services, including residential mortgages.

            Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

###